                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             THE MEDICINES COMPANY
                (Name of Registrant as Specified in Its Charter)

                   (Name of Person(s) Filing Proxy Statement
                         if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No Fee Required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:
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

                             THE MEDICINES COMPANY
                              ONE CAMBRIDGE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02142

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 2001

     NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders (the "Meeting") of The Medicines Company, a Delaware corporation (the "Company"), will be held at the offices of Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109, on Thursday, May 31, 2001, at 10:00 a.m., local time, for the purpose of considering and voting upon the following matters:

          1. To elect three Class I directors of the Company, for terms to expire at the 2004 Annual Meeting of Stockholders.

          2. To ratify the appointment by the Board of Directors of the Company (the "Board") of Ernst & Young LLP as the Company's independent accountants for the year ending December 31, 2001.

          3. To transact such other business as may properly come before the Meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Meeting. The Board has no knowledge of any other business to be transacted at the Meeting or at any adjournments thereof.

     The Board has fixed the close of business on Monday, April 9, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours for ten days prior to the Meeting at the office of the Secretary of the Company at the above address, and at the time and place of the Meeting.

     If you would like to attend the Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares. You must also bring a form of personal identification. In order to vote your shares at the Meeting, you must obtain from the nominee a proxy issued in your name.

     A copy of the Company's Annual Report for the year ended December 31, 2000, which contains audited financial statements and other information of interest to stockholders, accompanies this Notice of Meeting and the enclosed Proxy Statement.

                                          By Order of the Board of Directors,

                                          Peyton J. Marshall, Secretary

Cambridge, Massachusetts
May 4, 2001

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                             THE MEDICINES COMPANY
                              ONE CAMBRIDGE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02142

                                PROXY STATEMENT

                      2001 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 2001

     THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS (THE "BOARD") OF THE MEDICINES COMPANY, A DELAWARE CORPORATION (THE "COMPANY"), FOR USE AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS (THE "MEETING") TO BE HELD ON THURSDAY, MAY 31, 2001, AT 10:00 A.M., LOCAL TIME, AT THE OFFICES OF HALE AND DORR LLP, 26TH FLOOR, 60 STATE STREET, BOSTON, MASSACHUSETTS 02109, AND AT ANY ADJOURNMENTS THEREOF.

     All proxies will be voted in accordance with the stockholders' instructions, and, if no choice is specified, the shares will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation to the Secretary of the Company. Attendance at the Meeting will not in itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the proxy and vote in person.

     On April 9, 2001, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, there were issued and outstanding and entitled to vote 30,391,948 shares of Common Stock, $.001 par value per share (the "Common Stock"). Each share entitles the record holder to one vote on each matter presented at the Meeting.

VOTING SECURITIES AND VOTES REQUIRED

     The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

     The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors (Proposal
1). The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the year ending December 31, 2001 (Proposal 2).

     Shares held by stockholders who abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on the matter.

     THE NOTICE OF MEETING, THIS PROXY STATEMENT, THE ENCLOSED PROXY AND THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2000 ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT MAY 4, 2001. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), INCLUDING FINANCIAL STATEMENTS BUT EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE COMPANY, ONE CAMBRIDGE CENTER, CAMBRIDGE, MASSACHUSETTS 02142, ATTENTION: INVESTOR RELATIONS. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

PRINCIPAL STOCKHOLDERS

     The following table presents information with respect to the beneficial ownership of Common Stock as of March 31, 2001 by:

     - each person, or group of affiliated persons, who is known by the Company to beneficially own five percent or more of the outstanding Common Stock;

     - the Company's Chief Executive Officer and the executive officers listed in the "Summary Compensation Table" below;

     - each of the Company's directors; and

     - all current directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Commission, and the information is not necessarily indicative of ownership for any other purpose. Under such rules, beneficial ownership includes any shares of Common Stock as to which the person has sole or shared voting power or investment power, as set forth under the heading "Shares Beneficially Owned at March 31, 2001," and also any shares that the individual or entity has the right to acquire within 60 days of March 31, 2001 through the exercise of any option and/or warrant, as set forth under the heading "Shares Underlying Options and/or Warrants Exercisable Prior to May 30, 2001" below. Any shares not outstanding but that may be acquired prior to May 30, 2001 are deemed to be outstanding for the purpose of calculating the percentage ownership owned by such person. These shares, however, are not considered outstanding when computing the percentage ownership of any other person or entity.

     Except as indicated in the footnotes to this table and pursuant to state community property laws, the Company believes each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 30,391,948 shares of Common Stock outstanding on March 31, 2001. Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o The Medicines Company, One Cambridge Center, Cambridge, Massachusetts 02142.

                                                                 SHARES
                                                               UNDERLYING
                                                                OPTIONS
                                                 SHARES          AND/OR
                                              BENEFICIALLY      WARRANTS
                                                OWNED AT      EXERCISABLE        TOTAL
                                               MARCH 31,        PRIOR TO      BENEFICIALLY
                                                  2001        MAY 30, 2001       OWNED        PERCENTAGE
                                              ------------    ------------    ------------    ----------
5% STOCKHOLDERS:
Warburg, Pincus Ventures, L.P.(1)...........   8,329,446       1,275,810        9,605,256        30.3%
Biotech Growth S.A.(2)......................   5,204,837         675,925        5,880,762        18.9%
Morgan Stanley Venture Partners(3)..........   1,952,777         300,210        2,252,987         7.3%
Alta Partners(4)............................   1,843,474         287,951        2,131,425         6.9%
PharmaBio Development Inc.(5)...............   1,696,245         282,385        1,978,630         6.5%

NAMED EXECUTIVE OFFICERS:
Clive A. Meanwell...........................     538,693         202,082          740,715         2.4%
Peyton J. Marshall(6).......................     271,420          99,786          371,206         1.2%
John W. Villiger(7).........................     209,465          38,157          242,672           *
John M. Nystrom(8)..........................      36,925          57,415           94,880           *
John D. Richards............................      37,100          20,711           57,811           *

                                                                 SHARES
                                                               UNDERLYING
                                                                OPTIONS
                                                 SHARES          AND/OR
                                              BENEFICIALLY      WARRANTS
                                                OWNED AT      EXERCISABLE        TOTAL
                                               MARCH 31,        PRIOR TO      BENEFICIALLY
                                                  2001        MAY 30, 2001       OWNED        PERCENTAGE
                                              ------------    ------------    ------------    ----------
DIRECTORS
Leonard Bell................................          --           3,650            3,650           *
Dennis B. Gillings(9).......................          --              --               --          --
Stewart J. Hen..............................          --           1,250            1,250           *
Anders D. Hove(10)..........................          --              --               --          --
M. Fazle Husain.............................          --              --               --          --
T. Scott Johnson............................      91,079          13,744          104,823           *
Armin M. Kessler(12)........................      37,914          42,312           80,226           *
Nicholas J. Lowcock(13).....................   8,329,446       1,277,893        9,605,256        30.3%
James E. Thomas.............................      10,000           2,727           12,727           *
All directors and executive officers as a
  group (16 persons)........................   9,552,042       1,857,270       11,379,312        35.4%

---------------
  *  less than one percent

 (1) Consists of shares with respect to which Warburg, Pincus Ventures, L.P., Warburg, Pincus & Co. and E.M. Warburg, Pincus & Co., LLC share ownership and voting and dispositive power. Warburg, Pincus Ventures is managed by E.M. Warburg, Pincus & Co., LLC. Lionel I. Pincus is the managing partner of Warburg, Pincus & Co. and the managing member of E.M. Warburg, Pincus & Co., LLC and may be deemed to control both entities. The members of E.M. Warburg, Pincus & Co., LLC are substantially the same as the partners of Warburg, Pincus & Co. The address of the Warburg, Pincus entities is 466 Lexington Avenue, New York, New York 10017. This information is based on a
     Schedule 13G filed by the Warburg, Pincus entities with the Commission on February 14, 2001.

 (2) Consists of shares owned directly by Biotech Growth S.A. with respect to which BB Biotech AG and Biotech Growth S.A. share voting and dispositive power. Biotech Growth S.A. is a wholly owned subsidiary of BB Biotech AG. The address of Biotech Growth S.A. is Calle 53, Urbanizacion Obarrio, Torre Swiss Bank, Piso 16, Panama City, Zona 1, Republic of Panama. This information is based on a Schedule 13G filed by BB Biotech AG on behalf of Biotech Growth S.A. with the Commission on February 14, 2001.

 (3) Includes 1,713,322 shares and warrants to purchase 263,399 shares owned directly by Morgan Stanley Venture Partners III, L.P., 164,501 shares and warrants to purchase 25,288 shares owned directly by Morgan Stanley Venture Investors III, L.P. and 74,954 shares and warrants to purchase 11,523 shares owned directly by The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. Morgan Stanley Venture Partners III, L.L.C. is the general partner of Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. (collectively, the "Funds"), and, as such, has the power to vote or direct the vote and to dispose or direct the disposition of all of the shares held by the Funds. Morgan Stanley Venture Capital III, Inc. is the institutional managing member of Morgan Stanley Venture Partners III, L.L.C., and, as such, shares, together with the remaining managing members, the power to direct the actions of Morgan Stanley Venture Partners III, L.L.C. Morgan Stanley Dean Witter & Co., as the sole stockholder of Morgan Stanley Venture Capital III, Inc., controls the actions of Morgan Stanley Venture Capital III, Inc. Therefore, Morgan Stanley Venture Capital III, L.L.C., Morgan Stanley Venture Capital III, Inc. and Morgan Stanley Dean Witter & Co. each may be deemed to have beneficial ownership of the shares held collectively by the Funds. The address for the Funds is 1221 Avenue of the Americas, New York, New York 10020. This information is based on a Schedule 13G filed by Morgan Stanley Dean Witter &

     Co., Morgan Stanley Venture Capital III, Inc., Morgan Stanley Venture Partners III, L.L.C. and the Funds with the Commission on January 26, 2001.

 (4) Includes 1,145,880 shares and warrants to purchase 178,987 shares held by Alta BioPharma Partners, L.P., 654,406 shares and warrants to purchase 102,218 shares held by The Medicines Company Chase Partners (Alta Bio), LLC and 43,108 shares and warrants to purchase 6,746 shares held by Alta Embarcadero BioPharma Partners, LLC. Alta Partners provides investment advisory services to several venture capital funds, including Alta BioPharma Partners L.P., The Medicines Company Chase Partners (Alta Bio), LLC and Alta Embarcadero BioPharma Partners, LLC. The respective general partner and managing members of Alta BioPharma Partners, L.P., The Medicines Company Chase Partners (Alta Bio), LLC and Alta Embarcadero BioPharma Partners, LLC exercise sole voting and investment power with respect to the shares owned by such funds. The principals of Alta Partners are members of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), and Alta/Chase BioPharma Management, LLC (which is the managing member of The Medicines Company Chase Partners (Alta
     Bio), LLC) and Alta Embarcadero BioPharma Partners, LLC. As general partners and managing members of such entities, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein. The address for Alta Partners is One Embarcadero Center, Suite 4050, San Francisco, California, 94111. This information is based on a Schedule 13G filed by Alta Partners and its affiliates with the Commission on February 8, 2001.

 (5) Includes 1,696,245 shares held by PharmaBio Development, Inc., a wholly owned subsidiary of Quintiles Transnational Corp. and warrants to purchase 282,385 shares held by Quintiles Transnational Corp. The address for PharmaBio Development, Inc. is c/o Quintiles Transnational Corp., 4709 Creekstone Drive, Suite 200, Durham, North Carolina 27703. This information is based on a Schedule 13G filed by Quintiles Transnational Corp. and PharmaBio Development Inc. with the Commission on February 14, 2001.

 (6) Includes 58,400 shares held in custody for the benefit of his minor children.

 (7) Includes 209,465 shares and warrants to purchase 3,378 shares held in trust for the benefit of the Villiger Family.

 (8) Includes 10,820 shares held by Dr. Nystrom's children. Dr. Nystrom disclaims beneficial ownership of these shares.

 (9) Does not include 1,696,245 shares or warrants to purchase 282,385 shares held by PharmaBio Development, Inc., a wholly owned subsidiary of Quintiles Transnational Corp., of which Dr. Gillings is the Chairman. Dr. Gillings disclaims beneficial ownership of these shares.

(10) Does not include 5,204,837 shares or warrants to purchase 675,925 shares held by Biotech Growth S.A. Dr. Hove is affiliated with Bellevue Group which serves as the non-discretionary investment manager of Biotech Growth S.A. Dr. Hove disclaims beneficial ownership of these shares.

(11) Does not include 1,952,777 shares or warrants to purchase 300,210 shares held by the Funds. Mr. Husain is a vice president of Morgan Stanley Venture Partners III, Inc. which is the sole member of Morgan Stanley Venture Partners III, L.L.C., which is a general partner of each of the Funds. Mr. Husain disclaims beneficial ownership of these shares.

(12) Includes 3,000 shares held by Dr. Kessler's wife.

(13) Includes 8,329,446 shares and warrants to purchase 1,275,810 shares held by Warburg, Pincus Ventures, L.P. Mr. Lowcock, is a Managing Director of E.M. Warburg, Pincus & Co., LLC. All shares indicated as owned by Mr. Lowcock are included because of his affiliation with the Warburg Pincus entities.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Company has a classified board of directors currently consisting of four Class I directors (Dennis B. Gillings, Stewart J. Hen, Anders D. Hove and
T. Scott Johnson), three Class II directors (Clive A. Meanwell, Nicholas J. Lowcock and M. Fazle Husain) and three Class III directors (Armin M. Kessler, Leonard Bell and James E. Thomas). One class of directors is elected each year to serve for a three-year term. The Class I, Class II and Class III directors were elected to serve until the annual meeting of stockholders to be held in 2001, 2002 and 2003, respectively, and until their respective successors are elected and qualified.

     Pursuant to the terms of a stockholders' voting agreement that the Company entered with certain of its stockholders in connection with the sale of shares of preferred stock, Messrs. Bell, Gillings, Hen, Hove, Husain, Johnson, Lowcock and Thomas were elected to the Board. This agreement terminated by its terms upon the completion of the Company's initial public offering. However, so long as any of the investors who were party to that agreement, excluding Biotech Growth S.A., owns 20% percent of the outstanding Common Stock, they will be entitled to nominate two individuals to serve as directors, and so long as they own 10% of the outstanding Common Stock, they will be able to nominate one individual to serve as a director. Currently, Warburg, Pincus is entitled to nominate two individuals to serve as directors, and Messrs. Lowcock and Hen serve on the Board as representatives of Warburg, Pincus.

     The persons named in the enclosed proxy card will vote to elect, as Class I directors, Dennis B. Gillings, Stewart J. Hen and T. Scott Johnson, unless the proxy is marked otherwise. The proxy may not be voted for more than three directors. All of the nominees are presently directors of the Company. Anders D. Hove, a current Class I director of the Company, is not standing for re-election to the Board. In accordance with the Company's by-laws, the Board has reduced the number of directors to nine.

     Each Class I director will be elected to hold office until the 2004 annual meeting of stockholders and until his or her successor is elected and qualified. Each of the nominees has indicated a willingness to serve, if elected; however, if a nominee becomes unable or unwilling to serve as a director, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any of the nominees will be unable or unwilling to serve as a director.

DIRECTOR NOMINEES

     Set forth below are the name and age of each nominee for director and the positions and offices held by him with the Company, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director of the Company.

DENNIS B. GILLINGS, Ph.D.
  A Director since 1996
  Age: 57

     Dennis B. Gillings has been a director since September 1996. Dr. Gillings has served as Chairman of Quintiles Transnational Corp., since its founding by him in 1982. From 1982 to March 2000, Dr. Gillings also served as Chief Executive Officer of Quintiles. Quintiles provides integrated product development, commercial development and other services to the pharmaceutical, biotechnology, medical device and healthcare industries. From 1972 to 1988, Dr. Gillings was a Professor of Biostatistics at the University of North Carolina at Chapel Hill. Dr. Gillings serves as a director of WebMD Corporation and Triangle Pharmaceuticals, Inc. Dr. Gillings received his diploma in mathematical statistics from Cambridge University and his Ph.D. in mathematics from the University of Exeter, United Kingdom.

STEWART J. HEN, M.B.A., M.S.
  A Director since 2001
  Age: 34

     Stewart J. Hen has been a director since February 2001. Since May 2000, Mr. Hen has been a Vice President of E.M. Warburg Pincus & Co., LLC, a venture capital firm. Mr. Hen focuses on investments in the emerging life sciences area, including biotechnology, specialty pharmaceuticals, drug delivery and diagnostic. From 1996 to May 2000, Mr. Hen was a consultant at McKinsey & Company, a consulting firm, where he advised pharmaceutical and biotechnology companies on a range of strategic management issues. Mr. Hen served at Merck & Company, a pharmaceutical company, from 1991 to 1994 in both research and development and manufacturing positions. Mr. Hen received an M.B.A. from The Wharton School of the University of Pennsylvania, an M.S. in biochemical engineering from the Massachusetts Institute of Technology and a B.S. in chemical engineering from the University of Delaware.

T. SCOTT JOHNSON, M.D.
  A Director since 1996
  Age: 53

     T. Scott Johnson has been a director since September 1996. In July 1999, Dr. Johnson founded JSB Partners, L.P., an investment bank focusing on mergers and acquisitions, private financings and corporate alliances within the health care sector. From July 1991 to June 1999, Dr. Johnson served as a founder and a managing director of MPM Capital, L.P., a venture capital firm. Dr. Johnson held academic positions at the Harvard Medical School from 1978 to 1996 and was actively involved in both basic science and clinical research at the Beth Israel Hospital and the Brigham and Women's Hospital. Dr. Johnson received both his B.A. and M.D. from the University of Alabama.

OTHER CURRENT DIRECTORS

     Set forth below are the name and age of each other current director (excluding Dr. Hove, who is not standing for re-election to the board of directors) and the positions and offices held by him with the Company, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director of the Company.

  DIRECTORS WHOSE TERMS EXPIRE IN 2002

M. FAZLE HUSAIN, M.B.A.
  A Director since 1998
  Age: 37

     M. Fazle Husain has been a director since September 1998. Since 1991, Mr. Husain has been a General Partner of Morgan Stanley Venture Partners, L.P., a venture capital firm and a private partnership affiliated with Morgan Stanley Dean Witter. Mr. Husain focuses primarily on investments in the health care industry, including health care services, medical technology and health care information technology. He currently serves on the board of directors of Allscripts, Inc., Healthstream, Inc. and Cardiac Pathways Corporation. Mr. Husain received his Sc.B. degree in chemical engineering from Brown University and his M.B.A. from the Harvard Graduate School of Business Administration.

NICHOLAS J. LOWCOCK, M.B.A.
  A Director since 2000
  Age: 36

     Nicholas J. Lowcock has been a director since December 2000. He previously served as a director of the Company from September 1996 until December 1998. Mr. Lowcock has been with E.M. Warburg, Pincus & Co., LLC, a venture capital firm, since 1994. Prior to joining Warburg, Pincus he was with the Boston Consulting Group, a consulting firm, and previously worked in the pharmaceutical industry in the United Kingdom. Mr. Lowcock serves as a director of Eurand Pharmaceutical Holdings, B.V., Leciva Pharmaceutical

Holdings B.V., Craegmoor Healthcare Ltd., PharmaIdea B.V. and Aspect Educational Holdings Ltd. Mr. Lowcock is also a director of Project Hope U.K., a charity devoted to improving healthcare in developing nations. Mr. Lowcock received an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in Experimental Psychology from Oxford University.

CLIVE A. MEANWELL, M.D.
  A Director since 1996
  Age: 43

     Clive A. Meanwell has been the Chief Executive Officer and President and a director of the Company since the inception of the Company in July 1996. From 1995 to 1996, Dr. Meanwell was a Partner and managing director at MPM Capital L.P., a venture capital firm. From 1986 to 1995, Dr. Meanwell held various positions at Hoffmann-La Roche, Inc., a pharmaceutical company, including Senior Vice President, from 1992 to 1995, Vice President, Worldwide Drug Regulatory Affairs, from 1991 to 1992 and Director of Product Development from 1986 to 1991. Dr. Meanwell was also a member of Hoffmann-La Roche's pharmaceutical division operating board, its research and development board and its portfolio management committee. During his tenure as Director of Product Development, Dr. Meanwell had responsibility at Hoffmann-La Roche for the development and launch of Neupogen. During his tenure as Vice President, Worldwide Drug Regulatory Affairs, he had management responsibility for the regulatory approval of eight new products and nine significant line extensions of products. Dr. Meanwell also led an initiative at Hoffmann-La Roche to reengineer the drug development process with the goal of cutting the time and cost of drug development. Dr. Meanwell received his M.D. and Ph.D. from the University of Birmingham, United Kingdom.

  DIRECTORS WHOSE TERMS EXPIRE IN 2003

LEONARD BELL, M.D.
  A Director since 2000
  Age: 43

     Leonard Bell has been a director since May 2000. Since January 1992, Dr. Bell has served as the President and Chief Executive Officer, Secretary and Treasurer of Alexion Pharmaceuticals, Inc., a pharmaceutical company. From 1991 to 1992, Dr. Bell was an Assistant Professor of Medicine and Pathology and co-Director of the Program in Vascular Biology at the Yale University School of Medicine. From 1990 to 1992, Dr. Bell was an attending physician at the Yale-New Haven Hospital and an Assistant Professor in the Department of Internal Medicine at the Yale University School of Medicine. Dr. Bell was the recipient of the Physician Scientist Award from the National Institutes of Health and Grant-in-Aid from the American Heart Association as well as various honors and awards from academic and professional organizations. Dr. Bell is the recipient of various honors and awards from academic and professional organizations and his work has resulted in more than 45 scientific publications, invited presentations and patent applications. Dr. Bell is an invited Member of the State of Connecticut Governor's Council on Economic Competitiveness and Technology and a director of Connecticut United For Research Excellence, Inc. He also served as a director of the Biotechnology Research and Development Corporation from 1993 to 1997. Dr. Bell received his A.B. from Brown University and M.D. from the Yale University School of Medicine. Dr. Bell is currently an Adjunct Assistant Professor of Medicine and Pathology at the Yale University School of Medicine. Dr. Bell also serves as a director of Alexion Pharmaceuticals, Inc.

ARMIN M. KESSLER, Dh.c.
  A Director since 1998
  Age: 62

     Armin M. Kessler has been a director since October 1998. Dr. Kessler joined us after a 35-year career in the pharmaceutical industry, which included senior management positions at Sandoz Pharma Ltd., Basel, United States and Japan (now Novartis Pharma A.G.) and, most recently, at Hoffmann-La Roche, Basel where he was Chief Operating Officer and Head of the Pharmaceutical Division until 1995. Dr. Kessler has served as a director of Hoffmann-La Roche, Syntex Corporation and Genentech, Inc., and Dr. Kessler currently serves as a director of Neutherapeutics, Inc. Dr. Kessler received his degrees in physics and chemistry from the University of Pretoria, his degree in chemical engineering from the University of Cape Town, his law degree from Seton Hall and his honorary doctorate in business administration from the University of Pretoria.

JAMES E. THOMAS, M.Sc.
  A Director since 1996
  Age: 40

     James E. Thomas has been a director since September 1996. Since March 2001, Mr. Thomas has served as Managing Partner of Thomas, McNerney & Partners, LLC, a health care private equity investment fund. From 1989 to May 2000, Mr. Thomas served as Managing Director of E.M. Warburg, Pincus & Co., LLC, a venture capital firm. From 1984 to 1989, Mr. Thomas was a Vice President at Goldman Sachs International, an investment banking firm, in London. Mr. Thomas currently also serves as a director of Transkaryotic Therapies, Inc. Mr. Thomas received his B.Sc. in finance and economics from the Wharton School at the University of Pennsylvania and his M.Sc. in economics from the London School of Economics.

BOARD AND COMMITTEE MEETINGS

     The Board met fourteen times during the year ended December 31, 2000 ("Fiscal 2000"), including regular, special and telephone meetings. During Fiscal 2000, except for Drs. Bell, Gillings, Hove and Mr. Husain, each director attended at least 75% of the aggregate of the total number of Board meetings (held during the period in which he was a director) and the total number of meetings held by the audit and compensation committees of the Board (during the period in which he was a member of such committee).

     The Board has an audit committee (the "Audit Committee") and a compensation committee (the "Compensation Committee"). There is no standing nominating committee of the Board.

  Audit Committee

     Drs. Hove and Johnson and Mr. Husain currently serve on the Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by:

     - reviewing the effectiveness of the auditors during the annual audit;

     - reviewing the adequacy of financial statement disclosures;

     - discussing the Company's internal control policies and procedures; and

     - considering and recommending the Company's independent public accountants.

     The Audit Committee met four times during Fiscal 2000. The Audit Committee has recommended that Ernst & Young LLP be selected as the Company's independent public accountants for the year ending December 31, 2001.

COMPENSATION COMMITTEE

     Dr. Kessler and Messrs. Lowcock and Thomas currently serve on the Compensation Committee. The Compensation Committee is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the other executive officers, and setting the compensation level for these individuals. The Compensation Committee also administers the Company's 1998 Stock Incentive Plan (the "1998 Plan"), 2000 Employee Stock Purchase Plan (the "ESPP") and 2000 Outside Director Stock Option Plan (the "Director Plan"). The Compensation Committee met three times during Fiscal 2000.

COMPENSATION OF DIRECTORS

     Generally, non-employee directors of the Company receive $2,500 for each meeting of the Board which they attend in person and $500 for each meeting in which they participate by telephone. The chairmen of the Audit and Compensation Committees receive $1,000 for each committee meeting he attends in person and $500 for each committee meeting in which he participates by telephone. Directors are reimbursed for customary and reasonable expenses incurred in attending board and committee meetings.

     In addition, non-employee directors may receive stock options and other equity awards under the 1998 Plan and Director Plan. In 1998, the Company granted Dr. Kessler an option under the 1998 Plan to purchase 14,600 shares of Common Stock at an exercise price of $1.23 per share. In May 2000, the Company granted each of Dr. Bell and Mr. Thomas an option under the 1998 Plan to purchase 14,600 shares of Common Stock at an exercise price of $4.79 per share. In December 2000, the Company granted Mr. Lowcock an option under the Director Plan to purchase 20,000 shares of Common Stock at an exercise price of $26.00 per share. In February 2001, the Company granted Mr. Hen an option under the Director Plan to purchase 20,000 shares of Common Stock at an exercise price of $14.875 per share. These options vest in 48 equal monthly installments commencing one month after the date of grant.

  2000 Outside Director Stock Option Plan

     The Director Plan was adopted by the Board on May 15, 2000. Under the Director Plan, the Company's non-employee directors are eligible to receive non-statutory options to purchase shares of Common Stock. A total of 250,000 shares of Common Stock may be issued upon the exercise of options granted under the Director Plan. As of December 31, 2000, options to purchase 20,000 shares of Common Stock were outstanding under the Director Plan.

     Under the terms of the Director Plan, each non-employee director will be granted an option to purchase 20,000 shares of Common Stock on the date of his or her initial election to the Board. In addition, each non-employee director will receive an option to purchase 7,500 shares of Common Stock on the date of each annual meeting of stockholders commencing with the Meeting, other than a director who was initially elected to the Board at any such annual meeting. All options granted under the Director Plan vest in 48 equal monthly installments commencing one month after the date of grant. The exercise price per share of all options granted under the Director Plan will equal the fair market value per share of the Common Stock on the option grant date. Each grant under the Director Plan will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of service.

COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation

     The following table presents summary information with respect to the compensation, for the years ended December 31, 1999 and 2000, of the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company who were serving as executive officers on December 31, 2000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                    AWARDS(2)
                                                                  ANNUAL           ------------
                                                              COMPENSATION(1)       SECURITIES
                                                            -------------------     UNDERLYING
NAME AND PRINCIPAL POSITION                         YEAR     SALARY      BONUS       OPTIONS
---------------------------                         ----    --------    -------    ------------
Clive A. Meanwell, M.D., Ph.D.....................  2000    $250,000    $85,000      424,781
  President and Chief Executive Officer             1999     200,000         --           --
Peyton J. Marshall, Ph.D..........................  2000    $200,000    $70,000      271,446
  Senior Vice President and Chief Financial
     Officer                                        1999     150,000         --           --

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                    AWARDS(2)
                                                                  ANNUAL           ------------
                                                              COMPENSATION(1)       SECURITIES
                                                            -------------------     UNDERLYING
NAME AND PRINCIPAL POSITION                         YEAR     SALARY      BONUS       OPTIONS
---------------------------                         ----    --------    -------    ------------
John W. Villiger, Ph.D............................  2000    $195,000    $60,000      188,591
  Vice President                                    1999     195,000         --           --
John M. Nystrom, Ph.D.............................  2000    $165,000    $50,000      121,101
  Vice President and Chief Technical Officer        1999     165,000         --           --
John D. Richards, D. Phil.........................  2000    $143,654    $42,100       51,591
  Vice President                                    1999     130,000         --           --

---------------
(1) Perquisites for the Named Executive Officers did not exceed the lesser of $50,000 or 10% of total salary and bonus for the respective fiscal years and accordingly have been omitted in accordance with the rules of the Commission.

(2) The Company does not have a long-term compensation plan that includes long-term incentive payouts. No stock appreciation rights ("SARs") have been granted to or are held by any of the Named Executive Officers.

EXECUTIVE EMPLOYMENT AGREEMENTS

     Dr. Meanwell serves as the President and Chief Executive Officer of the Company pursuant to the terms of an employment agreement dated September 5, 1996. This agreement renews automatically on a yearly basis unless either party provides written notice of non-renewal. Pursuant to the terms of the agreement, Dr. Meanwell's annual compensation is determined by the Board. If Dr. Meanwell terminates his employment for good reason, as defined in the agreement, or if the Company elects to voluntarily terminate his employment, Dr. Meanwell will be entitled to three months salary and the same health, disability and other benefits as were provided during his employment for a period of three months after the date of his termination. Dr. Meanwell has agreed not to compete with the Company during the term of his employment and for a period of one year after his termination.

     Dr. Marshall serves as the Chief Financial Officer of the Company pursuant to the terms of an employment agreement dated October 20, 1997. This agreement renews automatically on a yearly basis unless either party provides written notice of non-renewal. Pursuant to the terms of the agreement, Dr. Marshall's annual compensation is determined by the Board. If Dr. Marshall terminates his employment for good reason, as defined in the agreement, or if the Company elects to voluntarily terminate his employment, Dr. Marshall will be entitled to three months salary and the same health, disability and other benefits as were provided during his employment for a period of three months after the date of his termination. Dr. Marshall has agreed not to compete with the Company during the term of his employment and for a period of one year after his termination.

     Dr. Villiger serves as one of the vice presidents of the Company pursuant to the terms of an employment agreement dated March 10, 1997. This agreement renews automatically on a yearly basis unless either party provides written notice of non-renewal. Pursuant to the terms of the agreement, Dr. Villiger's annual compensation is determined by the Board. If Dr. Villiger terminates his employment for good reason, as defined in the agreement, or if the Company elects to voluntarily terminate his employment, Dr. Villiger will be entitled to three months salary and the same health, disability and other benefits as were provided during his employment for a period of three months after the date of his termination. Dr. Villiger has agreed not to compete with the Company during the term of his employment and for a period of one year after his termination.

     Dr. Nystrom serves as the Chief Technical Officer of the Company pursuant to the terms of an employment agreement dated September 29, 1998. This agreement renews automatically on a yearly basis unless either party provides written notice of non-renewal. Pursuant to the terms of the agreement,

Dr. Nystrom's annual compensation is determined by the Board. If Dr. Nystrom terminates his employment for good reason, as defined in the agreement, Dr. Nystrom will be entitled to up to six months salary and the same health, disability and other benefits as were provided during his employment for a period of six months after the date of his termination. If the Company elects to voluntarily terminate his employment, Dr. Nystrom will be entitled to up to three months salary and the same health, disability and other benefits as were provided during his employment for a period of three months after the date of his termination. Dr. Nystrom has agreed not to compete with the Company during the term of his employment and for a period of one year after his termination.

     Dr. Richards serves as one of the vice presidents of the Company pursuant to the terms of an employment agreement dated October 16, 1997. This agreement renews automatically on a yearly basis unless either party provides written notice of non-renewal. Pursuant to the terms of the agreement, Dr. Richards' annual compensation is determined by the Board. If Dr. Richards terminates his employment for good reason, as defined in the agreement, or if the Company elects to voluntarily terminate his employment, Dr. Richards will be entitled to three months salary and the same health, disability and other benefits as were provided during his employment for a period of three months after the date of his termination. Dr. Richards has agreed not to compete with the Company during the term of his employment and for a period of one year after his termination.

  Stock Option Grants

     The following table summarizes information regarding options granted during Fiscal 2000 by the Company to the Named Executive Officers. The Company granted no SARs in Fiscal 2000. Amounts in the following table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 0%, 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Commission and do not represent an estimate or projection of the future price of the Common Stock. These amounts represent certain assumed rates of appreciation in the value of the Company's Common Stock from the fair market value on the date of grant. The gains shown are net of the option exercise price, but do not reflect taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in the following table may not necessarily be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS(1)
                       ---------------------------------------------------------------
                                    PERCENT OF
                       NUMBER OF      TOTAL                                                 POTENTIAL REALIZABLE VALUE AT
                       SECURITIES    OPTIONS                                                ASSUMED ANNUAL RATES OF STOCK
                       UNDERLYING   GRANTED TO   EXERCISE                                 PRICE APPRECIATION FOR OPTION TERM
                        OPTIONS     EMPLOYEES    PRICE PER   MARKET PRICE   EXPIRATION   ------------------------------------
NAME                    GRANTED      IN 2000       SHARE      PER SHARE        DATE          0%           5%          10%
----                   ----------   ----------   ---------   ------------   ----------   ----------   ----------   ----------
Clive A. Meanwell....    70,445(2)     2.3%       $ 1.23        $ 7.00(3)     1/11/10    $  406,265   $  716,382   $1,192,163
                          2,336(4)     0.1%       $ 1.23        $11.20(3)      3/1/10    $   23,283   $   39,737   $   64,981
                        292,000(5)     9.5%       $ 4.79        $12.60(3)     5/15/10    $2,279,200   $4,593,029   $8,142,897
                         30,000(5)     1.0%       $26.00        $26.00       12/12/10            --   $  490,538   $1,243,119
                         30,000(5)     1.0%       $24.25        $24.25       12/15/10            --   $  457,521   $1,159,448
Peyton J. Marshall...    34,310(2)     1.1%       $ 1.23        $ 7.00(3)     1/11/10    $  197,870   $  348,912   $  580,639
                          2,336(4)     0.1%       $ 1.23        $11.20(3)      3/1/10    $   23,283   $   39,737   $   64,981
                        189,800(5)     6.2%       $ 4.79        $12.60(3)     5/15/10    $1,481,480   $2,985,469   $5,292,883
                         22,500(5)     0.7%       $26.00        $26.00       12/12/10            --   $  367,903   $  932,339
                         22,500(5)     0.7%       $24.25        $24.25       12/15/10            --   $  343,141   $  869,586
John W. Villiger.....    31,755(2)     1.0%       $ 1.23        $ 7.00(3)     1/11/10    $  183,135   $  322,929   $  537,400
                          2,336(4)     0.1%       $ 1.23        $11.20(3)      3/1/10    $   23,283   $   39,737   $   64,981
                        109,500(5)     3.6%       $ 4.79        $14.00(3)      6/6/10    $1,008,000   $1,972,095   $3,451,207
                         22,500(5)     0.7%       $26.00        $26.00       12/12/10            --   $  367,903   $  932,339
                         22,500(5)     0.7%       $24.25        $24.25       12/15/10            --   $  343,141   $  869,586

                                            INDIVIDUAL GRANTS(1)
                       ---------------------------------------------------------------
                                    PERCENT OF
                       NUMBER OF      TOTAL                                                 POTENTIAL REALIZABLE VALUE AT
                       SECURITIES    OPTIONS                                                ASSUMED ANNUAL RATES OF STOCK
                       UNDERLYING   GRANTED TO   EXERCISE                                 PRICE APPRECIATION FOR OPTION TERM
                        OPTIONS     EMPLOYEES    PRICE PER   MARKET PRICE   EXPIRATION   ------------------------------------
NAME                    GRANTED      IN 2000       SHARE      PER SHARE        DATE          0%           5%          10%
----                   ----------   ----------   ---------   ------------   ----------   ----------   ----------   ----------
John M. Nystrom......    40,515(2)     1.3%       $ 1.23        $ 7.00(3)     1/11/10    $  233,655   $  412,013   $  685,648
                          2,336(4)     0.1%       $ 1.23        $11.20(3)      3/1/10    $   23,283   $   39,737   $   64,981
                         18,250(5)     0.6%       $ 3.08        $12.60(3)     3/23/10    $  173,700   $  318,314   $  540,181
                         30,000(5)     1.0%       $26.00        $26.00       12/12/10            --   $  490,538   $1,243,119
                         30,000(5)     1.0%       $24.25        $24.25       12/15/10            --   $  457,521   $1,159,448
John D. Richards.....    14,783(2)     0.5%       $ 1.23        $ 7.00(3)     1/11/10    $   85,250   $  150,324   $  250,161
                          7,008(4)     0.2%       $ 1.23        $11.20(3)      3/1/10    $   69,850   $  119,211   $  194,942
                         14,600(5)     0.5%       $ 3.08        $12.60(3)     3/23/10    $  138,960   $  254,651   $  432,145
                          7,600(5)     0.2%       $26.00        $26.00       12/12/10            --   $  124,270   $  314,924
                          7,600(5)     0.2%       $24.25        $24.25       12/15/10            --   $  115,905   $  293,727

---------------
(1) The 1998 Plan provides that stock options which are otherwise unvested may be exercised for restricted stock which is subject to vesting and a repurchase option.

(2) Eighty percent of the shares underlying the option vest in 48 equal monthly installments ending January 11, 2004. Twenty percent of the shares underlying the option vested upon approval by the U.S. Food and Drug Administration (the "FDA") of Angiomax, the Company's lead product.

(3) For all options granted prior to the initial public offering of the Company in August 2000, the market price per share was determined based on the estimated initial public offering price of the Common Stock as used to determine compensation expense as required by the Commission.

(4) Two-thirds of the shares underlying the option vested upon FDA approval of Angiomax. One-third of the shares underlying the option vest six months following FDA approval of Angiomax.

(5) The option vests in 48 equal monthly installments commencing one month following the date of grant.

  Options Exercises and Year-End Option Table

     The following table presents the number and value of securities underlying unexercised options that are held by each of the Named Executive Officers above as of December 31, 2000. No shares were acquired upon the exercise of stock options by these individuals during Fiscal 2000.

     Amounts shown under the column "Value of Unexercised In-the-Money Options at December 31, 2000" are based on the closing sale price of the Company's Common Stock on the Nasdaq National Market on December 29, 2000 of $20.50 per share, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.

                                            AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND
                                                    FISCAL YEAR-END OPTION VALUES
                       ----------------------------------------------------------------------------------------
                                                     NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                         SHARES                      AT DECEMBER 31, 2000             AT DECEMBER 31, 2000
                        ACQUIRED      VALUE     ------------------------------   ------------------------------
NAME                   ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE(1)   EXERCISABLE   UNEXERCISABLE(1)
----                   -----------   --------   -----------   ----------------   -----------   ----------------
Clive A. Meanwell....        --            --     96,145          369,516        $1,709,272       $5,078,649
Peyton J. Marshall...        --            --     51,878          238,548        $  900,957       $3,151,696
John W. Villiger.....    61,648      $793,068     13,687          140,813        $  214,961       $1,504,789
John M. Nystrom......    29,200      $347,670     32,826          135,725        $  633,136       $1,450,830
John D. Richards.....        --            --     15,812           41,253        $  299,590       $  480,028

---------------
(1) The 1998 Plan provides that stock options which are otherwise unvested may be exercised for restricted stock which is subject to vesting and a repurchase option.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee consists of Drs. Hove and Johnson and Mr. Husain and acts under a written charter first adopted and approved by the Board in May 2000. A copy of this charter is attached to this proxy statement as Appendix A. The members of the Audit Committee are independent directors, as defined by its charter and the rules of The Nasdaq Stock Market.

     The Audit Committee reviewed the Company's audited financial statements for the fiscal year ended December 31, 2000 and discussed these financial statements with the Company's management. Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted accounting principles and to issue a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company's management, internal accounting, financial and auditing personnel and the independent auditors, the following:

     - the plan for, and the independent auditors' report on, each audit of the Company's financial statements;

     - the Company's financial disclosure documents, including all financial statements and reports filed with the Commission or sent to stockholders;

     - changes in the Company's accounting practices, principles, controls or methodologies;

     - significant developments or changes in accounting rules applicable to the Company; and

     - the adequacy of the Company's internal controls and accounting, financial and auditing personnel.

     The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with Ernst & Young LLP, the Company's independent auditors. This statement requires the Company's independent auditors to discuss with the Company's Audit Committee, among other things, the following:

     - methods to account for significant unusual transactions;

     - the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

     - the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

     - disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

     The Company's independent auditors also provided the Audit Committee with written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor's professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee also considered whether the independent auditors' provision of certain other, non-audit related services to the Company is compatible with maintaining such auditors' independence. See "Ratification of Independent Accountants -- All Other Fees."

     Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

     By the Audit Committee of the Board of Directors of The Medicines Company.

                                          M. Fazle Husain
                                          T. Scott Johnson
                                          Anders D. Hove

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Dr. Kessler and Messrs. Lowcock and Thomas, none of whom ever has been an officer or employee of the Company and each of whom served throughout Fiscal 2000.

     No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a member of the Compensation Committee or director of the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the Named Executive Officers, and setting the compensation for these individuals. The Compensation Committee also administers the Company's stock plans.

     The Compensation Committee seeks to achieve three broad goals in connection with the Company's executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that the committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of specified business objectives of the Company and/or the individual executive's particular business unit. By tying compensation in part to particular goals, the Compensation Committee believes that a performance-oriented environment is created for the Company's executives. Finally, the Company's executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company's executives with the performance of the Common Stock.

     The compensation programs for the Company's executives established by the Compensation Committee consist of three elements based upon the objectives described above: base salary; annual cash bonus; and a stock-based equity incentive in the form of participation in the 1998 Plan. The Compensation Committee reviews business objectives of the Company, assesses the overall performance of the Company with respect to those business objectives and considers the performance of individual executives relative to their own specific objectives in the context of the Company's performance. Based on the Committee's assessment of performance, it designs cash bonus and stock-based equity incentives for executives as a way to reward good performance and to incentivize continued improvement in performance.

  Base Salary

     In establishing base salaries for executives, the Compensation Committee monitors salaries at other companies, considers historic salary levels of the individual and the nature of the individual's responsibilities and compares the individual's base salary with those of other executives at the Company. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions, the Company's financial performance and the individual's performance in establishing base salaries of executives. For Fiscal 2000, the Compensation Committee fixed Dr. Meanwell's annual base salary at $250,000. Dr. Meanwell's base salary for 2001 is $300,000. The compensation of Dr. Meanwell was based upon analysis of other comparable public companies' Chief Executive Officer's compensation and the performance of the Company, including the completion of the Company's initial public offering and the commercialization of Angiomax, the Company's lead product. The Compensation Committee believes that the base salary for Dr. Meanwell are appropriate in light of the factors described above.

  Performance Bonuses

     The Compensation Committee generally structures cash bonuses by linking them to the achievement of specified Company and/or business unit performance objectives. The amount of the bonus paid, if any, varies among the executive officers and key managers depending on their success in achieving individual performance goals and their contribution to the achievement of corporate performance goals. Pursuant to such bonus policy, for Fiscal 2000, Dr. Meanwell was awarded a cash bonus of $85,000, and Drs. Marshall, Villiger, Nystrom and Richards were awarded a cash bonus of $70,000, $60,000, $50,000 and $42,100, respectively.

  Equity-Based Compensation

     Stock option grants in Fiscal 2000 were designed to link the overall compensation of any executive officers receiving such awards with his performance, in light of all other current and past compensation received by such executive officer. Such grants, as a result of the applicable vesting arrangements, also serve as a means for the Company to retain the services of these individuals. In Fiscal 2000, Dr. Meanwell was awarded stock options for the purchase of 424,781 shares of Common Stock, and Drs. Marshall, Villiger, Nystrom and Richards received options to purchase 271,446, 188,591, 121,101 and 51,591 shares of Common Stock, respectively. These option grants were based on the above described criteria. The exercise price of these options was equal to the fair market value of the Company's Common Stock on the date of grant.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to their chief executive officer or any of their four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements, such as stockholder approval of a compensation plan, are met. Although the Compensation Committee has considered the limitations on the deductibility of executive compensation imposed by Section 162(m) in designing the Company's executive compensation programs, the committee believes that it is unlikely that such limitations will affect the deductibility of the compensation to be paid to the Company's executive officers in the near term. Based in part on this judgment, the Compensation Committee has determined not to recommend to the Board that the bonus arrangements for the Company's executive officers be submitted to the Company's stockholders for their approval. The Compensation Committee believes that option grants and stock awards made at fair market value under the 1998 Plan are exempt from the limitations of Section 162(m).

     By the Compensation Committee of the Board of Directors of The Medicines Company.

                                          Armin M. Kessler
                                          Nicholas J. Lowcock
                                          James E. Thomas

TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND FIVE PERCENT STOCKHOLDERS

     Since the incorporation of the Company in July 1996, the Company has engaged in the following transactions with its directors, officers and holders of more than five percent of its voting securities and affiliates of its directors, officers and five percent stockholders:

  Issuance of Series A Preferred Stock

     In September 1996, the Company issued 4,675 units, each unit consisting of one share of series A preferred stock and 365 shares of Common Stock, at price per unit of $1,000 for a total purchase price of $4.7 million. Of the 4,675 units sold, 4,009 units were sold to the following directors, officers and five percent stockholders and their affiliates:

                                                          SERIES A         COMMON       PURCHASE
NAME                                                   PREFERRED STOCK      STOCK         PRICE
----                                                   ---------------    ---------    -----------
Warburg, Pincus Venture Partners, L.P. ..............       2,000           730,000    $ 2,000,000
PharmaBio Development, Inc. .........................       1,425           520,125      1,425,000
MPM Capital L.P. ....................................         250            91,250        250,000
Clive A. Meanwell....................................         167            60,955        167,000
T. Scott Johnson.....................................         167            60,955        167,000

     In June and December 1997, the Company issued an aggregate of 34,456 units, each unit consisted of one share of series A preferred stock and 208.571 shares of Common Stock, at price per unit of $1,000 for a total purchase price of $34.6 million. Of the 34,456 units sold, 32,670 units were sold to the following directors, officers and five percent stockholders and their affiliates:

                                                          SERIES A         COMMON       PURCHASE
NAME                                                   PREFERRED STOCK      STOCK         PRICE
----                                                   ---------------    ---------    -----------
Biotech Growth S.A. .................................      15,000         3,128,571    $15,000,000
Warburg, Pincus Venture Partners, L.P. ..............      14,000         2,920,000     14,000,000
PharmaBio Development, Inc. .........................       2,670           556,880      2,670,000
Clive A. Meanwell....................................         550           114,714        550,000
Peyton J. Marshall...................................         350            73,000        350,000
John W. Villiger.....................................         100            20,856        100,000

     In April, 1997, the Company issued three promissory notes in the principal amounts of $1.2 million and $610,000 to Warburg, Pincus and Biotech Target, an affiliate of Biotech Growth, respectively. The outstanding principal amount of these notes was converted into units in the June 1997 financing.

  Exchange

     In August 1998, the holders of the units issued in 1996 and 1997 exchanged these units, as well as shares of series A preferred stock issued as stock dividends in December 1997 and August 1998, into shares of the Company's series I and II convertible preferred stock. Stockholders who purchased units in 1996 received shares of the Company's series I convertible preferred stock, and those who purchased units in 1997 received shares of the Company series II convertible preferred stock. The following directors, officers and five percent stockholders and their affiliates received shares in the exchange:

                                                                 SERIES I           SERIES II
NAME                                                          PREFERRED STOCK    PREFERRED STOCK
----                                                          ---------------    ---------------
Biotech Growth S.A. ........................................            --          4,621,143
Warburg, Pincus Venture Partners, L.P. .....................     1,071,000          4,283,143
PharmaBio Development, Inc. ................................       764,500            818,286
Clive A. Meanwell...........................................        87,500            165,143
MPM Capital L.P. ...........................................       135,000                 --
Peyton J. Marshall..........................................            --            104,000
T. Scott Johnson............................................        90,000                 --
John W. Villiger............................................            --             29,714

     All shares of series I and series II convertible preferred stock, including accrued dividends on such stock from August 1, 2000 through August 11, 2000, the closing of the Company's initial public offering, automatically converted into an aggregate of 10,932,334 shares of common stock upon the closing of the initial public offering.

  Issuance of Series III Convertible Preferred Stock

     In August 1998, the Company issued an aggregate of 8,399,593 shares of series III convertible preferred stock at a price per share of $4.32 for a total purchase price of $36.3 million. Of the 8,399,593 shares, 6,643,519 shares were sold to the following directors, officers and five percent stockholders and their affiliates:

                                                                SERIES III
                                                                CONVERTIBLE       PURCHASE
NAME                                                          PREFERRED STOCK       PRICE
----                                                          ---------------    -----------
Warburg, Pincus Venture Partners, L.P. .....................     2,546,296       $10,999,999
Morgan Stanley Venture Partners III, L.L.C. ................     1,851,852         8,000,001
Alta Partners...............................................     1,736,112         7,500,004
Biotech Growth S.A. ........................................       462,963         2,000,000
Clive A. Meanwell...........................................        23,148            99,999
Peyton J. Marshall..........................................        23,148            99,999

     All shares of the Company's series III convertible preferred stock, including accrued dividends on such stock from August 1, 2000 through August 11, 2000, the closing of the Company's initial public offering, automatically converted into an aggregate of 7,038,398 shares of Common Stock upon the closing of the initial public offering.

  1999 Dividend

     In July 1999, the Company issued a stock dividend on all outstanding shares of series I convertible preferred stock, series II convertible preferred stock and series III convertible preferred stock. In connection with the dividend, the Company issued 172,005 shares of series I convertible preferred stock, 725,214 shares of series II convertible preferred stock and 571,510 shares of series III convertible preferred stock. The dividend covered the period from August 8, 1998 to July 31, 1999 with respect to series I and II convertible preferred stock and August 12, 1998 to July 31, 1999 with respect to the series III convertible preferred stock.

  Note Financings

     In October 1999, the Company issued convertible promissory notes in the aggregate principal amount of $6.0 million. The notes bore interest at a rate of 8% per year and were redeemable on January 15, 2001. In connection with the issuance of the notes, the Company issued common stock purchase warrants to purchase an aggregate of 1,013,877 shares of Common Stock with an exercise price of $5.92 per share. The warrants must be exercised by October 19, 2004. The following directors, officers and five percent stockholders and their affiliates purchased notes and warrants:

                                                                              WARRANTS
                                                                            TO PURCHASE
NAME                                                            NOTES       COMMON STOCK
----                                                          ----------    ------------
Warburg, Pincus Venture Partners, L.P. .....................  $2,750,000      464,699
Morgan Stanley Venture Partners III, L.L.C. ................     643,959      108,877
Alta Partners...............................................     604,048      102,072
PharmaBio Development, Inc..................................     551,103       93,126
Biotech Growth S.A. ........................................     500,000       84,490
Clive A. Meanwell...........................................     150,000       25,347
Peyton J. Marshall..........................................      60,175       10,168
T. Scott Johnson............................................      31,357        5,295
John M. Nystrom.............................................      20,000        3,379
John W. Villiger............................................      10,000        1,689

     In March 2000, the Company issued convertible promissory notes in the aggregate principal amount of $13.3 million. The notes bore interest at a rate of 8% per year and were redeemable on January 15, 2001. In connection with the issuance of the notes, the Company issued common stock purchase warrants to purchase an aggregate of 2,255,687 shares of Common Stock with an exercise price of $5.92 per share. The warrants must be exercised by March 2, 2005. The following directors, officers and five percent stockholders and their affiliates purchased notes and warrants:

                                                                              WARRANTS
                                                                            TO PURCHASE
NAME                                                            NOTES       COMMON STOCK
----                                                          ----------    ------------
Warburg, Pincus Venture Partners, L.P. .....................  $4,800,000      811,111
Biotech Growth S.A. ........................................   3,500,000      591,435
PharmaBio Development, Inc. ................................   1,120,000      189,259
Morgan Stanley Venture Partners III, L.L.C. ................   1,132,279      191,333
Alta Partners...............................................   1,100,000      185,879
Armin M. Kessler............................................     200,000       33,796
Clive A. Meanwell...........................................     200,000       33,796
T. Scott Johnson............................................      50,000        8,449
Peyton J. Marshall..........................................      50,000        8,449
John M. Nystrom.............................................      10,000        1,689
John W. Villiger............................................      10,000        1,689

     On May 17, 2000, the outstanding aggregate principal amount of the notes issued in October 1999 and March 2000, and accrued interest thereon, were converted into an aggregate of 4,535,366 shares of the Company's series IV convertible preferred stock. The following directors, executive officers and five percent stockholders and their affiliates received 4,100,748 shares of series IV convertible preferred stock in the conversion:

                                                                               SERIES IV
NAME                                                            NOTES       PREFERRED STOCK
----                                                          ----------    ---------------
Warburg, Pincus Venture Partners, L.P.......................  $7,639,901       1,768,495
Biotech Growth S.A..........................................   4,060,110         939,840
Morgan Stanley Venture Partners III, L.L.C. ................   1,797,789         416,153
Alta Partners...............................................   1,724,556         399,201
PharmaBio Development, Inc..................................   1,691,752         391,609
Clive A. Meanwell...........................................     353,874          81,915
Armin M. Kessler............................................     203,332          47,067
Peyton J. Marshall..........................................     111,225          25,746
T. Scott Johnson............................................      82,283          19,047
John M. Nystrom.............................................      30,239           6,999
John W. Villiger............................................      20,203           4,676

  Issuance Of Series IV Convertible Preferred Stock

     In May 2000, the Company issued an aggregate of 1,411,000 shares of series IV convertible preferred stock at a price per share of $4.32 for a total purchase price of $6.1 million. Of the 1,411,000 shares, 1,275,000 shares were sold to the following directors, officers and five percent stockholders and their affiliates:

                                                                 SERIES IV        PURCHASE
NAME                                                          PREFERRED STOCK      PRICE
----                                                          ---------------    ----------
Warburg, Pincus Venture Partners, L.P.......................      555,000        $2,397,600
Biotech Growth S.A..........................................      345,000         1,490,400
Morgan Stanley Venture Investors III, L.L.C. ...............      130,000           561,600
Alta Partners...............................................      130,000           561,600
PharmaBio Development, Inc..................................      115,000           496,800

]All shares of series IV convertible preferred stock, including the shares issued upon the conversion of the notes, including accrued dividends on such stock from August 1, 2000 through August 11, 2000, the closing of the Company's initial public offering, automatically converted into an aggregate of 4,411,003 shares of common stock upon the consummation of the initial public offering.

  2000 Dividend

     In July 2000, the Company issued a stock dividend on all outstanding shares of series I convertible preferred stock, series II convertible preferred stock, series III convertible preferred stock and series IV convertible preferred stock. In connection with the dividend the Company issued 187,458 shares of series I convertible preferred stock, 790,358 shares of series II convertible preferred stock, 629,530 shares series III convertible preferred stock and 84,394 shares of series IV convertible preferred stock. The dividend covered the period from August 1, 1999 to July 31, 2000 with respect to the series I, II and III convertible preferred stock and May 17, 2000 to July 31, 2000 with respect to the series IV convertible preferred stock.

CERTAIN RELATIONSHIPS

  PharmaBio/Quintiles

     In August 1996, the Company entered into a strategic alliance with PharmaBio Development, Inc., a wholly owned subsidiary of Quintiles Transnational Corp. Under the terms of the strategic alliance agreement, PharmaBio and any of its affiliates who work on our projects will, at no cost to us, review and evaluate, jointly with us, development programs we design related to potential or actual product acquisitions. The purpose of this collaboration is to optimize the duration, cost, specifications and quality aspects of such programs. PharmaBio and its affiliates have also agreed to perform other services with respect to our products, including clinical and non-clinical development services, project management, project implementation, pharmacoeconomic services, regulatory affairs and post-marketing surveillance services and statistical, statistical programming, data processing and data management services pursuant to work orders agreed to by us and PharmaBio from time to time. Through December 31, 2000, the Company had entered into approximately 40 work orders with PharmaBio and had paid PharmaBio a total of $10.87 million. The Company has outstanding obligations to PharmaBio of an additional $462,574 under outstanding work orders.

     In addition, under the strategic alliance agreement, if PharmaBio and its affiliates exceed performance milestones agreed upon prior to the initiation of services under any work order, the Company will pay certain bonuses (not to exceed 10% of the net revenues PharmaBio and its affiliates received for such services) which, at the option of PharmaBio, may be paid in shares of Common Stock. To date, performance milestones have been requested and agreed upon for one work order out of the work orders completed or outstanding, and no such agreed upon milestones remain outstanding.

  Innovex

     In January 1997, the Company entered into a consulting agreement with Innovex, Inc., a subsidiary of Quintiles, which was subsequently superseded by a consulting agreement that the Company executed with Innovex in December 1998. Pursuant to the terms of these agreements, Innovex has provided the Company with consulting services with respect to pharmaceutical marketing and sales. Since December 1997, the Company has also entered into various clinical services agreements with Innovex pursuant to which Innovex has provided project management, clinical monitoring, site management, medical monitoring, regulatory affairs, data management and quality assurance services with respect to clinical trials of Angiomax. None of the clinical services agreements is currently outstanding. Through December 31, 2000, the Company had paid Innovex $1.77 million under all of these agreements.

     In July 2000, the Company signed a letter of intent with Innovex to enter into a sales agreement under which Innovex would provide sales and marketing services in connection with Angiomax. Although the letter of intent contemplated the negotiation and execution of a binding sales agreement and could be terminated at any time by either party if no binding sales agreement was reached, the Company agreed in the letter of intent that Innovex would begin performing its services immediately. These services included recruiting and training up to 50 sales representatives and engaging in other agreed-upon activities.

     In December 2000, the Company signed a master services agreement and a work order with Innovex under which Innovex agreed to provide contract sales, marketing and commercialization services relating to Angiomax. Under the master services agreement, Innovex may provide additional services unrelated to Angiomax pursuant to work orders entered into from time-to-time. Under the master services agreement and the Angiomax work order, Innovex will provide the Angiomax sales force of 52 representatives, a sales territory management system and operational support for the launch of Angiomax. The Company will provide the marketing plan and marketing materials for the sales force and other sales and marketing support and direction for the sales force. For Innovex's services, the Company has agreed to pay a daily fee for each day worked by the members of the sales force. The Company will reimburse Innovex for expenses incurred in providing the services and for the incentive compensation paid to the sales force by Innovex. The Company has the right to terminate the work order and the master services agreement at any time upon 90 days written notice. The Company may hire members of the sales force, although the Company may incur additional fees to Innovex. Through December 31, 2000, the Company had paid Innovex $1.1 million for its services under the letter of intent and master services agreement and work order.

  Stack Pharmaceuticals

     In April 2000, the Company entered into an agreement with Stack Pharmaceuticals, Inc., which is an entity controlled by David Stack, one of the Company's senior vice presidents, which was amended in August 2000. Pursuant to the terms of this agreement, as amended, Stack Pharmaceuticals will perform infrastructure services for the Company, which includes providing office facilities, equipment and supplies for employees based in New Jersey, and such consulting, advisory and related services for the Company as we may agree from time to time. For the infrastructure services, the Company has agreed to pay Stack Pharmaceuticals a services fee of $20,100 per month. The fees for any additional services to be provided will be agreed upon with Stack Pharmaceuticals prior to the delivery of such services. The term of this agreement continues until April 1, 2001, but either party may terminate it earlier upon 90 days prior written notice. From January 2000 through March 2000, Stack Pharmaceuticals provided the Company with consulting services under a consulting agreement which expired on March 31, 2000. Through December 31, 2000, the Company had paid Stack Pharmaceuticals a total of $407,000 under these agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock ("Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of reports filed by the Reporting Persons furnished to the Company, or written representations from Reporting Persons, the Company believes that during Fiscal 2000, the Reporting Persons complied with all Section 16(a) filing requirements, except that Dr. Kessler was untimely with respect to a single Form 4 filing relating to the conversion of his preferred stock into shares of Common Stock upon the closing of the Company's initial public offering, due to travel abroad.

                         COMPARATIVE STOCK PERFORMANCE

     The following graph compares the cumulative total stockholder return on the Common Stock during the period beginning August 8, 2000 (the date of the Company's initial public offering) and ending December 31, 2000 with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Biotechnology Stocks Total Return Index. The comparison assumes $100 was invested on August 8, 2000 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                              [PERFORMANCE GRAPH]

------------------------------------------------------------------------------
                                                             8/11/00  12/31/00
------------------------------------------------------------------------------
 The Medicines Company                                         $100(1)  $94.52
 Nasdaq Biotechnology Stocks Total Return Index                $100    $76.52
 Nasdaq Stock Market (U.S.) Index                              $100    $65.12

---------------
(1) In accordance with the rules of the Commission, cumulative total return data for the Common Stock is based on the closing sales price of $21.69 per share on August 8, 2000, rather than the initial public offering price of $16.00 per share.

      (Cumulative total return data provided by Research Data Group, Inc.)

               PROPOSAL 2 -- RATIFICATION OF INDEPENDENT AUDITORS

     The Board, on the recommendation of its Audit Committee, has appointed the firm of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2001, subject to ratification by the stockholders at the Meeting. Ernst & Young LLP has been the Company's independent auditors since the Company's inception in 1996. Although stockholder approval of the Board's selection of Ernst & Young LLP is not required by law, the Board believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Meeting, the Board will reconsider this appointment.

     Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

INDEPENDENT AUDITORS FEES AND OTHER MATTERS

  Audit Fees

     Ernst & Young LLP billed the Company an aggregate of $100,000 in fees for professional services rendered in connection with the audit of the Company's financial statements for Fiscal 2000 fiscal year and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during Fiscal 2000.

  Financial Information Systems Design and Implementation Fees

     Ernst & Young LLP did not perform any professional services to the Company in connection with financial information systems design or implementation, the operation of the Company's information system or the management of its local area network during the year ended December 31, 2000.

  All Other Fees

     Ernst & Young LLP billed the Company an aggregate of $350,000 in fees for other services rendered to the Company and its affiliates for Fiscal 2000. These fees were rendered primarily in connection with the Company's initial public offering and related consultations.

               STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its offices, One Cambridge Center, Cambridge, Massachusetts 02142, no later than February 3, 2002 in order to be considered for inclusion in the Proxy Statement relating to that meeting.

     If a stockholder of the Company wishes to present a proposal before the 2002 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to May 31, 2002; provided that, in the event that the date of the 2002 Annual Meeting is prior to May 11, 2002 or after July 30, 2002, a stockholder's notice must be received no earlier than the 90th day prior to the 2002 Annual Meeting and no later than the close of business on the later of the 60th day prior to the 2002 Annual Meeting and the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2002 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

                                 OTHER MATTERS

     The Board does not know of any other matters which may come before the Meeting. If any other matters are properly presented to the Meeting, however the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitations of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy, personal interviews, and other means. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in connection therewith.

     THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY AFTER DELIVERY OF WRITTEN REVOCATION OF THEIR PROXY TO THE SECRETARY OF THE COMPANY.

                                          By Order of the Board of Directors,

                                          Peyton J. Marshall, Secretary

May 4, 2001

                                                                      APPENDIX A

                             THE MEDICINES COMPANY

                            Audit Committee Charter

II. MEMBERSHIP

     A. Number. The Audit Committee shall consist of at least three independent, financially literate members of the board of directors meeting the requirements set forth in Sections I.B. and I.C. below.

     B. Independence. A director is independent if he or she is not an officer or employee of the Company or its subsidiaries, if he or she has no relationship which, in the opinion of the Company's board of directors, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director, and if he or she:

          1. Has not been an employee of the Company or any affiliate of the Company in the current year or in any of the past three years;

          2. Has no immediate family member who has been employed by the Company or an affiliate of the Company in any of the past three years (an immediate family member includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in a person's home);

          3. Is not employed as an executive of an entity other than the Company having a compensation committee which includes any of the Company's executives;

          4. Did not within the last fiscal year receive from the Company or any affiliate of the Company compensation -- other than benefits under at tax qualified retirement plan, compensation for director service or nondiscretionary compensation -- greater than $60,000; and

          5. Has not in any of the past three years been a partner in, or controlling shareholder or executive of, a for-profit business organization to which the Company made or from which the Company received payment (other than payment arising solely from investments in the Company's securities) that exceeds the greater of: (i) $200,000; or (ii) more than 5% of the Company's or business organization's consolidated gross revenues.

     Under exceptional and limited circumstances, one director who has a relationship making him or her not independent, and who is not a Company employee or an immediate family member of a Company employee, may serve on the Audit Committee if the board of directors determines that the director's membership on the Audit Committee is required by the best interests of the Company and its shareholders, and discloses in the next annual proxy statement after such determination the nature of the relationship and the reasons for the determination.

     C. Financial Literacy. Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement, or must become able to do so within a reasonable time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background which result in the member having financial sophistication (such as being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities).

     D. Chairman. Unless a Chairman is elected by the board of directors, the Audit Committee shall elect a Chairman by majority vote.

III. RESPONSIBILITIES OF THE AUDIT COMMITTEE

     The Audit Committee shall assist the board of directors in fulfilling their responsibilities to shareholders concerning the Company's accounting and reporting practices, and shall facilitate open communication between the Audit Committee, board of directors, outside auditors, and management. The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company's management and the outside auditor, in accordance with its business judgment. The responsibilities set forth herein do not reflect or create any duty or obligation of the Audit Committee to plan, conduct, oversee or determine the appropriate scope of any audit, or to determine that the Company's financial statements are complete, accurate, fairly presented, or in accordance with Generally Accepted Accounting Principles or applicable law. In exercising its business judgment, the Audit Committee shall rely on the information and advice provided by the Company's management and/or its outside auditor.

          A. The Audit Committee shall review and reassess the adequacy of this charter at least annually.

          B. The outside auditor shall be accountable to the Audit Committee and the board of directors, which together shall have the ultimate authority and responsibility to nominate the outside auditor to be proposed for stockholder approval in any proxy statement, and to select, evaluate, and (where appropriate) replace the outside auditor.

          C. The Audit Committee shall ensure that they receive from the outside auditor the written disclosures and letter from the outside auditor required by Independence Standards Board Standard No. 1.

          D. The Audit Committee shall discuss with the outside auditor its independence, and shall actively engage in a dialogue with the outside auditor regarding any disclosed relationships or services that might impact the objectivity and independence of the auditor. The Audit Committee shall take, or recommend that the full board of directors take, appropriate action to oversee the independence of the outside auditor.

          E. The Audit Committee shall review and discuss with the Company's management the Company's audited financial statements.

          F. The Audit Committee shall discuss with the outside auditor the matters about which Statement on Auditing Standards No. 61 requires discussion.

          G. Based upon its discharge of its responsibilities pursuant to Sections II.C through II.F and any other information, discussion or communication that the Audit Committee in its business judgment deems relevant, the Audit Committee shall consider whether they will recommend to the board of directors that the Company's audited financial statements be included in the Company's annual reports on Forms 10-K.

          H. The Audit Committee shall prepare for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of security holders at which directors are to be elected (or special meeting or written consents in lieu of such meeting), the report described in Item 306 of Regulation S-K.

          I. The Audit Committee shall annually inform the outside auditor, the Chief Financial Officer, the Controller, and the most senior other person, if any, responsible for the internal audit activities, that they should promptly contact the Audit Committee or its Chairman about any significant issue or disagreement concerning the Company's accounting practices or financial statements that is not resolved to their satisfaction. Where such communications are made to the Chairman, he or she shall confer with the outside auditor concerning any such communications, and shall notify the other members of the Audit Committee of any communications which the outside auditor or the Chairman in the exercise of his or her business judgment believes should be considered by the Audit Committee prior to its next scheduled meeting.

          J. The Audit Committee shall direct the outside auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information, and to discuss promptly with the Chairman of the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor's review of interim financial information which are required to be discussed by Statement on Auditing Standards No. 61. The Chairman of the Audit Committee shall discuss any such matters with the outside auditor, and shall notify the other members of the Audit Committee of any discussions which the outside auditor or the Chairman in the exercise of his or her business judgment believes should be considered by the Audit Committee prior to disclosure or filing of the interim financial information, or the Audit Committee's next scheduled meeting.

          K. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose or file interim financial information prior to completion of review by the outside auditor.

          L. The Audit Committee shall meet privately at least once per year with: (i) the outside auditor; (ii) the Chief Financial Officer; (iii) the Controller; and (iv) the most senior person (if any) responsible for the internal audit activities of the Company.

                                      PROXY

                              THE MEDICINES COMPANY
                              ONE CAMBRIDGE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02142

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 31, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoint(s) Clive A. Meanwell and Peyton J. Marshall, and each of them, attorneys or attorney of the undersigned, with power of substitution in them and each of them, for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders (the "Meeting") of The Medicines Company (the "Company") to be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, at 10:00 a.m. (local time), on Thursday, May 31, 2001, and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of shares of Common Stock of the Company that the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present. Each of the following matters is proposed by the Company.

     In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Meeting or any adjournment thereof.

SEE REVERSE  CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE   SEE REVERSE
   SIDE                                                                 SIDE

                                                                                              Please mark your         [X]
                                                                                              votes as indicated in
                                                                                              this example

1.  Election of Directors.                                           2. Ratify the            FOR  AGAINST  ABSTAIN
                                                                        appointment of        [  ]   [  ]    [  ]
NOMINEES:  (01) Dennis B. Gillings, (02) Stewart J. Hen and (03)        Ernst & Young LLP
T. Scott Johnson                                                        as the Company's
                                                                        independent
FOR (all nominees          WITHHELD     MARK HERE           [  ]        accountants.
except as marked below)                 IF YOU PLAN
     [  ]                    [  ]       TO ATTEND THE
                                        MEETING

                                        MARK HERE FOR       [  ]
                                        ADDRESS CHANGE
                                        AND NOTE BELOW

(Instructions: To withhold authority to vote for any individual             THE SHARES REPRESENTED BY THIS PROXY WILL BE
nominee, write that nominee's name in the space provided below.)       VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO
                                                                       DIRECTION IS GIVEN WITH RESPECT TO ANY OF THE
                                                                       PROPOSALS SPECIFIED ABOVE, THIS PROXY WILL BE VOTED
 [   ] __________________________________________                      "FOR" SUCH PROPOSAL.


                                                                            Attendance of the undersigned at the Meeting or at any
                                                                       adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate
                                                                       thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

                                                                            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                                                                       PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                            The signature(s) on this proxy should correspond
                                                                       exactly with the stockholder's name as printed to the left.
                                                                       In the case of joint tenants, co-executors or co-trustees, both should sign.


Signature(s) ____________________________________________________________  Date: ____________________________________________

Note: When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give your full title as such.